UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	September 7, 2004

Abgenix, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-24207	94-3248826
(Commission File Number)	(IRS Employer Identification No.)

6701 Kaiser Drive, Fremont California	94555
(Address of Principal Executive Offices)	(Zip Code)

510-284-6500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 8, 2004, Abgenix, Inc. (the “Company”) announced the appointment of H. Ward Wolff as Chief Financial Officer and Senior Vice President, Finance, effective September 13, 2004.

Prior to joining Abgenix, Mr. Wolff served as Chief Financial Officer of QuantumShift, a provider of telecommunications management services.  From 1998 to 2002, he was Senior Vice President and Chief Financial Officer of Doubletwist, Inc., a life sciences company integrating genomic information and bioinformatics analysis tools for the pharmaceutical and biotechnology industries and research institutions, and from 1992 to 1998, he was Senior Vice President of Finance and Administration and Chief Financial Office of Premenos Technology Corporation, a provider of electronic commerce software and services.  From 1985 to 1992, Mr. Wolff was an Executive Director of Russell Reynolds Associates, Inc., an international management recruiting firm, where he led recruitment of executives in a variety of industries, including financial services and technology.  From 1974 to 1985, Mr. Wolff held numerous positions with Price Waterhouse, as a certified public accountant, including Senior Audit Manager.  Mr. Wolff received a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

As Chief Financial Officer and Senior Vice President, Finance, Mr. Wolf will be paid a base salary of $275,000 per year.  He will be eligible, subject to approval of the compensation committee of the board, for a target bonus of 35% of his salary, which will be pro rated for fiscal year 2004.  Mr. Wolff will be granted nonstatutory stock options to purchase 175,000 shares of Abgenix common stock.  These stock options are subject to cliff vesting whereby 12/48 of these options will vest twelve months from the date of grant and 1/48 will vest monthly thereafter.

Item 1.01                          Entry into a Material Definitive Agreement

The Company also entered into a Change of Control Severance Agreement with Mr. Wolff on September 7, 2004.  The terms of this agreement are similar to the Change of Control Severance Agreements that the Company has previously entered into with certain of its officers.  This agreement provides in pertinent part that if his employment is terminated as a result of a involuntary termination at any time within 24 months after a change of control, then the Company, or any successor, must pay Mr. Wolff his salary and bonus for one year, at the rate in effect just prior to the change of control. An involuntary termination means: (i) without consent, a significant reduction in his duties, position or responsibilities, or removal from such position, duties and responsibilities; (ii) without consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to him (including office space); (iii) a reduction in his base salary or target bonus; (iv) a material reduction in employee benefits with the results that his overall benefits package is significantly reduced; (v) without consent, the relocation to a facility or location more than 35 miles from his current location; (vi) any purported termination that is not effected for cause or for which the grounds relied upon are not valid; (viii) the failure of the Company to obtain the assumption of this agreement by any successors.  This agreement further provides for “gross up” payments in the event that he is subject to the tax code’s excise tax on so-called “excess parachute payments.”  For purposes of this agreement, a change in control includes (1) the approval of shareholders of a merger or consolidation, other than a merger or consolidation in which the voting securities of the Company immediately prior thereto continues to represent more than 50% of the total voting power represented by the voting securities of the Company or surviving entity immediate after such transaction; (2) any approval by shareholders of a plan of complete liquidation or the sale or disposition of all or substantially all of the Company’s assets; (3) any person becoming the beneficial owner of more than 50% of the total voting power represented by the Company’s voting securities; or (4) a change in the composition of the board of directors of the Company such that the incumbent directors before the change are less than a majority of the Board after the change.    The Company’s form of agreement is an exhibit to its annual report of Form 10-K.

In addition, the Company entered into an indemnification agreement with Mr. Wolff on September 7, 2004.  The terms of the indemnification agreement are similar to those indemnification agreements that the Company has previously entered into with certain of its officers and directors, which provide, among other things, that the Company will indemnify him, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Bylaws.  The Company’s form of agreement is an exhibit to its annual report of Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABGENIX, INC.

Dated: September 8, 2004	By:	/s/ William R. Ringo
William R. Ringo
President and Chief Executive Officer